EXHIBIT 10.1

AGREEMENT

This Agreement dated as of November 13, 2006 (the “Agreement”) is executed by and between, in the first part, IOWC Technologies, Inc. (“Optionor”), a federally registered Canadian corporation, and in the second part, BioLargo Life Technologies, Inc., (“Optionee”) a California corporation.

RECITALS

WHEREAS, Optionor and Optionee are parties to an agreement dated December 31, 2005 entitled “Marketing and Licensing Agreement” (“M&L Agreement”), which provides, in part, that Optionor would assign to Optionee its 20% membership interest (the “Membership Interest”) in BioLargo, LLC, (“BioLargo LLC”) a California limited liability company; and

WHEREAS, the parties desire to provide Optionee the option to purchase the Membership Interest for nominal consideration.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties agree as follows:

1.	Option to Purchase Membership Interest.

Optionor hereby grants to Optionee the exclusive right to purchase the Membership Interest at a price and under the terms and conditions set forth herein, during the Option Period (defined as the period of time commencing with the Effective Date of this Agreement, and terminating on December 31, 2013).

a. Purchase Price. The Membership Interest may be purchased by Optionor for one dollar ($1.00) at any time during the Option Period.

b. Exercise of Option/Closing. The option granted herein shall be exercised by written notice of exercise of option addressed and mailed by regular mail or personal, postage prepaid, or by personal delivery, to Optionor prior to the expiration of the Option Period.

2.	Termination.

This Agreement shall terminate concurrently with the termination of the M&L Agreement. In the event of such termination, the Parties shall each restore the other to the conditions they would have held had this Agreement been void from its inception.

3.	Miscellaneous.

A. Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

TO:	BLTI 2603 Main Street, Suite 1155 Irvine, CA 92614 Attn: President
TO:	IOWC Technologies, Inc. Unit 4, 1780 Glastonbury Blvd NW Edmonton, AB, Canada T5T 6P9

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

B.     Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

C.     Assignment. No party may assign this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement; provided that the Purchaser may assign its rights to purchase all or any portion of the Assets to a wholly owned subsidiary. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

D.     Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

E.     Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

F.     Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

G.     Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

H.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

I.     Costs and Attorneys’ Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.  As used in this Section, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

J.  Rights Cumulative. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

K.  Judicial Interpretation.Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

L.  Force Majeure. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

M.  Dispute Resolution. Except for specific performance and other equitable relief provided for in this Agreement, if any controversy or claim arising out of this Agreement cannot be settled by the parties, the controversy or claim shall be submitted to and settled by arbitration as hereinafter provided. The parties shall endeavor to agree upon a single arbitrator (the “Arbitrator”) who shall be a retired judge provided by JAMS or equivalent organization (the “Provider”) and who shall then try all issues, whether of fact or law, and report a finding or judgment thereon. If the parties are unable to agree upon the Arbitrator, each party shall provide the names of five retired judges from the Provider; then each party shall choose one of the names from the list proposed by the other, and from those two names the Arbitrator shall be selected by the flip of a coin. Prior to commencement of the arbitration proceedings, the Arbitrator shall make a full disclosure to the parties of any prior engagement by any of the parties, or their attorneys or law firms. Any such prior engagement shall be grounds for disqualification of the Arbitrator, and upon any such disqualification a substitute Arbitrator shall be selected as provided herein. The arbitration proceedings shall be governed by the following:

i.  All hearings and other proceedings shall be in Orange County unless the parties shall mutually agree in writing to an alternative location;

ii.  The Arbitrator shall follow and apply California law;

iii.  The California Rules of Evidence shall apply to all proceedings;

iv.  Discovery shall be limited to two depositions for each party and document production as allowed at the discretion of the Arbitrator within the rules of Section 1283.05 of the California Code of Civil Procedure;

v.  The time for rendering a decision after hearing shall be in accordance with the published practices of the Provider;

vi.  Provisional remedies shall be available to the parties to the arbitration in accordance with Section 1281.8 of the California Code of Civil Procedure; and

vii.  The Purchaser and the Seller shall initially bear the arbitration fees equally; provided, however, the prevailing party shall be entitled to recover its contribution for such fees as an item of recoverable costs in addition to all other costs.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

BioLargo Life Technologies, Inc.	IOWC Technologies, Inc.

/s/ Dennis Calvert	/s/ Kenneth R. Code

By: Dennis Calvert Title: President Dated Signed: November 12, 2006	By: Kenneth R. Code Title: President Dated Signed: November 11, 2006